Selected Financial Data.                                            Exhibit 99.2

The following selected supplemental consolidated statements of income for the three years ended December 31, 1999 and the supplemental consolidated balance sheet data as of December 31, 1999 and 1998 are derived from the audited supplemental consolidated financial statements of ATMI, Inc. ("ATMI" or the "Company"). The supplemental consolidated statements of income for the years ended December 31, 1996 and 1995 and the six month periods ended June 30, 2000 and 1999 are derived from unaudited supplemental consolidated financial statements. The balance sheet data as of December 31, 1997, 1996 and 1995 and June 30, 2000 is derived from unaudited consolidated financial statements. The unaudited supplemental consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The data set forth below should be read in conjunction with the supplemental consolidated financial statements, related notes and other financial information included elsewhere herein. The table below includes the effect of the ESCA acquisition.

                                         Six Months Ended
                                             June 30,                                  Fiscal Year Ended December 31,
                                    --------------------------   -------------------------------------------------------------------
                                       2000            1999        1999           1998           1997          1996          1995
                                    ---------      -----------   ---------      ---------     ---------     ----------     ---------
                                                                  (in thousands, except per share data)
Consolidated Statements of Income:
 Revenues.......................... $ 134,169      $  89,464     $ 202,506      $ 168,061     $ 192,381     $  154,390     $115,984
 Cost of revenues..................    62,918         42,303        95,456         84,864        92,658         73,673       56,780
                                    ---------      ---------     ---------      ---------     ---------     ----------     --------

 Gross profit......................    71,251         47,161       107,050         83,197        99,723         80,717       59,204
 Operating expenses:
  Research and development.........    12,990          8,493        18,359         16,630        14,336         12,314        7,892
  Selling, general and
   administrative..................    32,157         29,458        63,820 (3)     59,093        60,920         48,435       37,162
  Merger costs and related
   expenses........................         -          6,800 (2)     9,914 (4)      1,700 (5)     9,000 (6)      2,000 (7)        -
                                    ---------      ---------     ---------      ---------     ---------     ----------     --------

   Total operating expenses........    45,147         44,751        92,093         77,423        84,256         62,749       45,054
                                    ---------      ---------     ---------      ---------     ---------     ----------     --------

 Operating income..................    26,104          2,410        14,957          5,774        15,467         17,968       14,150
 Interest income (expense), net....     2,578          1,572         3,117          2,487          (912)          (375)        (338)
 Other income (expense), net.......     8,692 (1)         44           733            539           340             94         (474)
                                    ---------      ---------     ---------      ---------     ---------     ----------     --------

 Income before income taxes and
  minority interest................    37,374          4,026        18,807          8,800        14,895         17,687       13,338
 Income taxes......................    13,698          2,777         7,720          4,412         8,588          4,745        4,947
                                    ---------      ---------     ---------      ---------     ---------     ----------     --------

 Income before minority interest...    23,676          1,249        11,087          4,388         6,307         12,942        8,391
 Minority interest.................      (270)           (83)         (263)          (111)           (2)           151           10
                                    ---------      ---------     ---------      ---------     ---------     ----------     --------

 Net income........................ $  23,406      $   1,166     $  10,824      $   4,277     $   6,305     $   13,093 (8) $  8,401
                                    =========      =========     =========      =========     =========     ==========     ========

 Net income per share--assuming
  dilution......................... $    0.78      $    0.04     $    0.38      $    0.15     $    0.24     $     0.54 (8) $   0.36
                                    =========      =========     =========      =========     =========     ==========     ========

 Weighted average shares
  outstanding--assuming
  dilution.........................    30,081         28,443        28,689         27,793        26,030         24,318       23,051

                                            June 30,                                     December 31,
                                           ---------       ------------------------------------------------------------------------
                                              2000            1999          1998              1997              1996         1995
                                           ---------       ---------      ----------        ---------        ---------   ----------
Consolidated Balance Sheet Data:                                                 (in thousands)
 Cash, cash equivalents and
  marketable securities.............       $ 152,971       $  92,328      $   86,253        $  32,949        $  35,966   $   38,256
 Working capital....................         200,653         121,289         104,177           48,987           37,118       35,093
 Total assets.......................         332,007         235,375         210,617          154,456          125,873      105,545
 Long-term debt, less current
  portion...........................          10,317           6,319          12,572           19,763           18,499       12,461
 Minority interest..................           1,379           1,109             846              595              545          535
 Total stockholders' equity.........         262,835         176,356         154,306           84,170           66,049       54,661

(1) Includes $9.5 million gain on sale of certain equity investments in the first quarter of 2000, offset by a loss of $1.3 million in the same quarter on certain other investments.
(2) Represents merger related costs incurred in connection with the Delatech, Advanced Chemical Systems International ("ACSI") and Telosense acquisitions.
(3) Includes $2.3 million of severance expense for several former executives within Materials and Technologies.
(4) Represents $3.3 million incurred in connection with the completion of the acquisitions of MST Analytics and NewForm, and $7.2 million incurred in connection with the acquisitions of Delatech, ACSI, and Telosense offset by a reversal of $0.6 million for previously accrued merger costs.
(5) Represents costs incurred in connection with completing the NOW acquisition.
(6) Represents costs incurred in investigating, analyzing and completing the Advanced Delivery and Chemical Systems Group ("ADCS Group") and Lawrence Semiconductor Laboratories ("LSL") acquisitions.
(7) Represents $2.0 million ($1.2 million, net of taxes) accrued in connection with patent litigation involving LSL, which resulted in a settlement payment in May 1997.
(8) Net income and net income per share--assuming dilution in 1996 include the effect of the ADCS Group's treatment as an S-Corporation for a portion of the year. If the ADCS Group had been taxed as a C-Corporation for all of 1996, the Company's net income and net income per share--assuming dilution would have been approximately $11.6 million and $.48, respectively, for the year ended December 31, 1996.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Overview

     ATMI is a leading supplier of materials, equipment and related services used worldwide in the manufacture of semiconductor devices. ATMI specifically targets the "front-end" semiconductor materials market. This market includes the processes used to convert a bare silicon wafer into a fully functional wafer that contains many copies of a semiconductor device or "chip". ATMI's customers include most of the leading semiconductor manufacturers in the world.

     ATMI has organized its operations along two business segments: Materials and Technologies. The Materials segment ("Materials") provides products that are used in the semiconductor manufacturing process and related packaging and delivery systems. The Technologies segment ("Technologies") provides products and services that sense and environmentally control these materials while also providing specialized thin film deposition services to semiconductor device manufacturers. Technologies' also conducts the Company's venture and government funded research and development activities.

     ATMI has completed several acquisitions since 1997, each of which has been accounted for as a pooling of interests. As a result, the Company's consolidated financial statements have been restated to reflect the results of these acquired companies.

Results of Operations

     The following table sets forth selected financial data as a percentage of total revenues for the periods indicated:

                                                 Six Months Ended
                                                     June 30,                          Fiscal Year Ended December 31,
                                               ---------------------             -----------------------------------------
                                                2000           1999               1999            1998               1997
                                               -----          -----              -----           -----              -----
   Revenues...........................         100.0%         100.0%             100.0%          100.0%             100.0%
   Cost of revenues...................          46.9           47.3               47.1            50.5               48.2
                                               -----          -----              -----           -----              -----
   Gross profit.......................          53.1           52.7               52.9            49.5               51.8
   Operating expenses:
         Research and development.....           9.7            9.5                9.1             9.9                7.4
         Selling, general and                   24.0           32.9               31.5            35.2               31.7
          administrative..............
         Merger costs and related                0.0            7.6                4.9             1.0                4.7
          expenses....................         -----          -----              -----           -----              -----
                   Total operating              33.7           50.0               45.5            46.1               43.8
                    expenses..........         -----          -----              -----           -----              -----
   Operating income...................          19.4            2.7                7.4             3.4                8.0
   Interest income (expense), net.....           1.8            1.8                1.5             1.5               (0.5)
   Other income, net..................           6.5            0.0                0.4             0.3                0.2
                                               -----          -----              -----           -----              -----
   Income before income taxes and               27.7            4.5                9.3             5.2                7.7
       minority interest..............
   Income taxes.......................          10.2            3.1                3.8             2.6                4.4
                                               -----          -----              -----           -----              -----
   Income before minority interest....          17.5            1.4                5.5             2.6                3.3
   Minority interest..................          (0.2)          (0.1)              (0.2)           (0.1)               0.0
                                               -----          -----              -----           -----              -----
   Net income.........................          17.3%           1.3%               5.3%            2.5%               3.3%
                                               =====          =====              =====           =====              =====

Segment Data

     During 1998, the Company adopted FASB Statement No. 131 "Disclosure About Segments of an Enterprise and Related Information". The Company has two reportable operating segments: Materials and Technologies. The reportable operating segments are each managed separately because they manufacture and distribute distinct products with different production processes. The Company evaluates performance and allocates resources based on segment operating profit or loss, not including interest and other income or expense and income taxes. The accounting policies of the reportable operating segments are the same as those described in the summary of significant accounting policies in the Company's Supplemental Consolidated Financial Statements. Intercompany sales are not material among segments or operating divisions. ESCA has been included in the Technologies operating segment.

The following tables provide reported results for each of these segments for the periods indicated (in thousands):


                                  Six Months Ended
                                      June 30,                  Fiscal Year Ended December 31,
                               --------------------          -----------------------------------
                                    2000      1999              1999         1998          1997
                                    ----      ----              ----         ----          ----
Revenues
--------
Materials                        $ 63,505   $43,055          $ 96,711     $ 71,279      $ 83,060
Technologies                       70,664    46,409           105,795       96,782       109,321
                                 --------   -------          --------     --------      --------

Consolidated revenues            $134,169   $89,464          $202,506     $168,061      $192,381
                                 ========   =======          ========     ========      ========

Operating Income
----------------
Materials                        $ 16,773   $ 8,601          $ 19,335     $ 11,373      $ 17,757
Technologies                        9,331       609             5,536       (3,899)        6,710
Merger costs and
  related expenses                      -    (6,800)           (9,914)      (1,700)       (9,000)
                                 --------   -------          --------     --------      --------

Consolidated operating income    $ 26,104   $ 2,410          $ 14,957     $  5,774      $ 15,467
                                 ========   =======          ========     ========      ========

Comparison of Six Months Ended June 30, 2000 and 1999

          Revenues. Total revenues increased 50.0% to approximately $134.2 million in the six months ended June 30, 2000 from approximately $89.5 million in the same period in 1999. The Materials and Technologies segments experienced revenue growth of 47.5% and 52.2% for the six months ended June 30, 2000, respectively, as compared to the same period in the prior year. The increase in revenues was primarily attributable to the semiconductor industry's growth during this time period, as well as the introduction of new products and increased market penetration.

          Gross Profit. Gross profit increased 51.0% to approximately $71.3 million in the six months ended June 30, 2000 from approximately $47.2 million in the six months ended June 30, 1999. As a percentage of revenues, gross margin increased to 53.1% in the first half of 2000 from 52.7% of revenues in the same period in 1999. The increase was due principally to favorable product mix shifts in the product lines within the Materials segment and increased manufacturing efficiencies from increased sales volume in the abatement and sensing equipment and deposition services business lines in the Technologies segment. The favorable changes in mix and volumes were partially offset by the addition of manufacturing capacity to support future growth in these operating segments.

          Research and Development Expenses. Research and development expenses increased 52.9% to approximately $13.0 million in the first six months of 2000 from approximately $8.5 million in the first six months of 1999. The increase in the first six months of 2000 represented the Company's continued efforts to develop advanced materials, including development efforts on the SDS and chemicals product lines, and continued development work in the sensing and abatement product lines. Additionally, the Company continued to support development efforts in the Emosyn venture. As a percentage of revenues, research and development expenses were 9.7% in the first half of 2000 and 9.5% in the first half of 1999.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 9.2% to approximately $32.2 million for the six months ended June 30, 2000 from approximately $29.5 million in the same period in 1999. As a percentage of revenues, these expenses declined to 24.0% for the six months ended June 30, 2000 compared to 32.9% for the same period a year ago. The decrease was due to decreased administrative costs resulting from continued cost savings initiatives tied to the integration activities of business acquisitions, and the decrease in executive compensation paid to members of management of certain acquired businesses. Offsetting the cost savings were increases in legal costs associated with defending and protecting the Company's intellectual property and costs associated with implementation of an enterprise-wide software system.

     Merger and Related Costs. During the second quarter of 1999, the Company recorded merger and related costs of approximately $6.8 million, including $2.4 million of investment banker fees, legal fees and accounting fees recorded in connection with the investigation, analysis and May 1999 closing of the TeloSense, Delatech and ACSI transactions. The acquisition of Delatech also resulted in a $4.4 million asset impairment charge for inventory ($1.0 million) and goodwill ($3.4 million) associated with certain existing environmental abatement systems product lines which were determined to be impaired based on the Company's assessment of estimated net cash flows from such product lines.

     Operating Income. Operating income increased almost three fold to $26.1 million for the six months ended June 30, 2000 from $9.2 million, excluding one-time merger and related costs of $6.8 million in the second quarter of 1999. Materials' operating income for the six months ended June 30, 2000 increased approximately 95.0% to $16.8 million from approximately $8.6 million compared with the same period in 1999, and Technologies' operating income for the six months ended June 30, 2000 increased to $9.3 million from approximately $0.6 million compared with the same period in 1999. This increase reflected the gains primarily due to the increased product sales within the Materials segment, related to higher demand for the SDS product line, and within the Technologies segment's epitaxial services business, due to the higher demand for thin film deposition services.

     Other Income, Net. Other income, net, increased to approximately $11.3 million for the six months ended June 30, 2000 from $1.6 million for the six months ended June 30, 1999. The first quarter of 2000 included a gain of approximately $9.5 million on the sale of certain equity investments by the Company, offset by a write-off of an equity investment of approximately $1.3 million. Interest income increased to $3.3 million for the six months ended June 30, 2000 from $2.3 million for the same six month period in 1999 due to proceeds received of approximately $63.5 million related to the Company's public stock offering in April 2000 and increased cash balances derived from improved operating results of the Company.

     Income Taxes. Income tax expense for the six months ended June 30, 2000 was $13.7 million, which was an increase of $10.9 million from $2.8 million for the same six month period in 1999. The Company's income tax expense related primarily to United States federal, state and foreign tax liabilities, which are partially offset by various foreign sales corporation benefits and research and development credits. The effective tax rate for the six months ended June 30, 2000 was 36.7%, compared to 69.0% for the six months ended June 30, 1999. The effective tax rate for the six months ended June 30, 2000 reflected the restated tax rate for acquisitions completed in 1999 and did not reflect various credits and foreign tax benefits that the Company would have experienced on a consolidated tax basis. The difference between the consolidated effective income tax rate and the U.S. federal statutory rate, for the six months ended June 30, 1999, was primarily attributed to state income taxes and the effects of certain non-deductible merger related costs.

     Net Income Excluding Transaction Related Costs and Other Expenses. On a pro-forma basis, excluding the after-tax $5.5 million charge related to acquisitions closed during the first six months of 1999 and the after-tax net investment gain of $5.2 million during the first six months of 2000, net income improved to $18.2 million, or $0.60 per diluted share in the first six months of 2000 compared with $6.7 million or $0.23 per diluted share for the same period in 1999. Earnings per share-assuming dilution, including the merger costs and related expenses, were $0.04 for the six months ended June 30, 1999. Earnings per share-assuming dilution in the 2000 period reflected a 5.8% increase in weighted average shares outstanding-assuming dilution to approximately $30.1 million in the first six months of 2000 from approximately $28.4 million in the first six months of 1999, due to the Company's public stock offering in April 2000.

Comparison of Years Ended December 31, 1999, 1998 and 1997

     Revenues. Revenues increased 20.5% to $202.5 million in 1999 from $168.1 million in 1998, following a decrease of 12.6% in 1998 from $192.4 million in 1997. The 1999 increase in revenues was primarily attributable to the semiconductor industry's recovery, particularly for consumable products, as seen by Materials' 35.7% growth in revenue. Materials experienced significant gains related to the materials and delivery systems product lines and high purity packaging product lines in 1999 as compared to 1998. Technologies' revenues for 1999 increased 9.3% from 1998 levels. Semiconductor manufacturing capacity expansion began to rebound in the middle of 1999 leading to improved sales of environmental and sensing products and thin film deposition services.

     Soft market conditions in 1998, evidenced by a decline in semiconductor unit demand in the second and third quarters of 1998 and a significant reduction in semiconductor equipment spending during most of 1998, were the primary causes for the 12.6% revenue decline for both Materials and Technologies when comparing 1998 with 1997. The decline in semiconductor unit demand during 1998 slowed sales of many of Materials' product offerings. In Technologies', Semiconductor manufacturing capacity expansion substantially declined during 1998, which caused a decrease in environmental and sensing products and thin film deposition services revenues.

     Gross Profit. Gross profit increased 28.7% to $107.1 million in 1999 from $83.2 million in 1998. Gross margin increased to 52.9% in 1999 from 49.5% in 1998. This increase was due principally to margin growth related to manufacturing efficiencies from increased sales and a shift in product mix towards materials and delivery systems, high purity packaging and liquid materials product lines. Gross profit decreased 16.6% to $83.2 million in 1998 from $99.7 million in 1997. Gross margin decreased to 49.5% in 1998 from 51.8% in 1997, primarily as a result of less efficient fixed cost absorption in connection with the decrease in revenues experienced in 1998, particularly within the materials and delivery systems, thin film deposition services and high purity packaging product lines. Volume declines within the photoresist stripping product lines, driven by the softening semiconductor industry conditions, also contributed to the reduction in gross margins in 1998.

     Research and Development Expenses. Research and development expenses increased 10.4% to $18.4 million in 1999 from $16.6 million in 1998. Increased efforts to expand SDS technology beyond ion implant applications into CVD, etch and bulk gas delivery, and continued product development activities within Materials and the Emosyn venture resulted in growth of the research and development efforts. As a percentage of revenues, research and development expenses decreased to 9.1% in 1999 from 9.9% in 1998. Research and development expenses increased 16.0% to $16.6 million in 1998 from $14.3 million in 1997. Similar to the increase in 1999, the 1998 increase was due to the development efforts to extend the SDS technology beyond existing applications, as well as the development of new chemical mechanical polishing materials and increased research efforts to expand our sensing and monitoring product lines.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 8.0% to $63.8 million in 1999 from $59.1 million in 1998. Despite decreases in expenses associated with decreased administrative costs and cost savings resulting from the integration of recent business acquisitions, expenses related to the organization of our Taiwanese subsidiary and the commencement of our enterprise system software implementation caused selling, general and administrative expenses to increase in 1999. Additionally, the 1999 expenses included $2.3 million in severance for several former executives within Materials and Technologies. As a percentage of revenues, these expenses decreased to 31.5% in 1999 from 35.2% in 1998.
Selling, general and administrative expenses decreased 3.0% to $59.1 million in 1998 from $60.9 million in 1997. The 1998 decrease was primarily due to a significant reduction in executive compensation paid to members of management of certain acquired businesses (Delatech, ACSI and TeloSense) due to weaker operating performance, a reduction of administrative costs resulting from reductions in personnel and decreased commissions on lower product revenues.

     Merger Costs and Related Expenses. The 1999 operating results included merger and related costs of $9.9 million, including $3.3 million of professional fees and transactions costs related to our November 1999 acquisitions of MST and NewForm and $2.8 million of investment banking fees, legal fees and accounting fees in connection with the investigation, analysis and May 1999 closing of the TeloSense, Delatech and ACSI transactions. The 1999 merger related costs also included a $0.6 million reversal of previously accrued merger costs for prior acquisitions. The acquisition of Delatech also resulted in a $4.4 million asset impairment charge during the second quarter of 1999 for inventory ($1.0 million) and goodwill ($3.4 million) associated with an existing environmental equipment product line which was determined to be impaired. The 1998 operating results included merger related charges of $1.7 million incurred in completing the NOW acquisition.

     Operating Income. Operating income, including the recognition of merger related costs, increased 159.0% in 1999 to $15.0 million from $5.8 million in 1998 which was a 62.7% decrease from $15.5 million in 1997. Materials' operating income for 1999 increased 70.0% to $19.3 million from $11.4 million in 1998. This increase reflected the gains made due to the improved market conditions within the industry and increased market share penetration during 1999. The significant revenue increase in 1999 combined with stronger margins and cost containment initiatives resulted in higher operating income within Materials. Materials' operating income, as a percentage of revenues, was 20.0% and 16.0% for 1999 and 1998, respectively. Technologies' operating income improved to $5.5 million in 1999 compared to a $3.9 million loss in 1998. The profitability increase was attributable to the growth in both environmental and sensing products and thin film deposition services revenues, the attendant product margin improvements and a favorable product mix shift along with an improvement in profitability of various contract programs. Investments in research and product development within Emosyn and the Company's other ventures are reflected in Technologies' operating income. Technologies' operating income
(loss), as a percentage of revenues, was 5.2% and (4.0)% in 1999 and 1998, respectively.

     Materials' operating income declined 36.0% to $11.4 million in fiscal 1998 from $17.8 million in 1997. The revenue decline in 1998 reduced gross margins within Materials and, combined with an increase in research and development spending, drove the operating income decline. Materials' operating income, as a percentage of revenues, was 21.4% in 1997. Technologies' operating income declined to a loss of $3.9 million in fiscal 1998 compared to operating income of $6.7 million in 1997. These losses were attributable to the severe decline in sales of environmental and sensing products, reduced thin film deposition services operating results caused by revenue declines on a relatively fixed cost base and an increase in research and development efforts focused on our Emosyn business and other new business ventures.

     Other Income, Net. Other income, net increased to approximately $3.9 million in 1999 from $3.0 million in 1998. The increase in 1999 related to a significant increase in interest income due to increased cash levels on hand throughout all of 1999 compared to only part of 1998. These increased cash levels resulted from a public stock offering that was completed at the beginning of the second quarter of 1998. Increased interest rate levels in 1999 also resulted in increased interest income. Interest expense declined in 1999 due to lower levels of debt outstanding at December 31, 1999 compared to December 31, 1998. Other income, net increased to $3.0 million in 1998 from a net expense of $0.6 million in 1997 as a direct result of the increased cash and marketable securities that resulted from our public stock offering in the first quarter of 1998. Interest expense decreased 26.5% to $1.3 million in 1999 from $1.7 million in 1998, and decreased 34.8% in 1998 from $2.6 million in 1997. The 1999 decrease related to the retirement of a significant debt balance related to the Delatech acquisition as well as final payments on several equipment leases within the thin film deposition services business. The 1998 decrease was due to a conversion of outstanding debt at ACSI into equity in late 1997 and lower overall debt balances outstanding during 1998, as capital lease lines were paid down and certain high-interest rate debt was retired.

     Income Taxes. Income tax expense increased 75.0% to $7.7 million in 1999 from $4.4 million in 1998. Income tax expense decreased 48.6% to $4.4 million in 1998 from $8.6 million in 1997. ATMI's income tax expense related primarily to United States federal, state and foreign tax liabilities, which were partially offset by various foreign sales corporation benefits and research and development credits. The 1999 effective tax rate 41.0%. While no tax benefit was taken for a significant amount of merger related costs in 1999, benefit was recognized based on changes in estimates regarding the realizability of net operating loss and tax credit carryforwards of certain acquired companies. The 1998 effective tax rate of 50.1% was higher than statutory rates because no tax benefit was taken for the $1.7 million of merger costs related to the NOW acquisition, and no tax benefit was recognized for operating losses sustained by ACSI in 1998. The significant 1997 effective tax rate of 57.6% was due in part to the 1997 operating results including the $9.0 million for merger costs related to the ADCS and Lawrence Semiconductor acquisitions for which no tax benefit was taken.

     Minority Interest. Minority interest represents the 30.0% interest held by K.C. Tech Co., Ltd. in the operations of ADCS-Korea, a South Korean chusik hoesa, which is a joint venture established to manufacture, sell and distribute chemicals to the semiconductor and related industries in South Korea.

     Net Income Excluding Transaction Related Costs and Other Expenses. Over the last three years, the Company has used mergers and acquisitions to accelerate its growth and broaden its product lines. As a result of this strategy, the Company has incurred expenses to consummate these transactions and merge these acquired businesses into existing operations. Excluding these merger costs and certain severance charges related to reorganizing the business pursuant to these acquisitions, net income from recurring operations would have been $19.6 million, or $0.68 per share-assuming dilution in 1999. This represents a 211.1% increase over $6.3 million, or $0.23 per share-assuming dilution in 1998. On a comparable basis, 1997 net income from recurring operations was $15.3 million, or $0.59 per share-assuming dilution.

Liquidity and Capital Resources

Six Months Ended June 30, 2000

     To date, the Company has financed its activities through cash from operations, the sale of equity, external research and development funding, and various lease and debt instruments. The Company's working capital increased to $200.7 million at June 30, 2000 from $121.3 million at December 31, 1999.

     Net cash provided by operations was approximately $2.2 million during the six months ended June 30, 2000 compared to $9.4 million provided during the first half of 1999. This resulted primarily from increased operating profitability of the Company offset by increased working capital in the first half of 2000 as compared to the first half of 1999. The increase in working capital was primarily caused by increases in accounts receivable and inventories, partially offset by increases in accounts payable and other liabilities. The $6.8 million of merger and related costs expensed in the first half of 1999 reduced cash generated from operations by approximately $2.0 million during the six-month period ended June 30, 1999.

     Net cash used by investing activities was approximately $74.8 million during the six months ended June 30, 2000, and approximately $1.2 million during the six months ended June 30, 1999. On April 4, 2000, the Company completed a registered underwritten public stock offering of 2,800,000 shares of the Company's common stock at $45.00 per share. Of such shares, the Company sold 1,500,000 shares, and certain stockholders sold 1,300,000 shares. The Company received net proceeds from the offering of approximately $63.5 million. The Company also received net proceeds of $10.6 million related to the sale of certain investments in the first six months of 2000. The Company invested approximately $58.9 million of the proceeds raised from the sale of its common stock and certain investments in marketable securities for future working capital requirements and potential merger and acquisition activities. Capital expenditures were $15.9 million and $4.1 million for the six months ended June 30, 2000 and 1999, respectively. The 2000 expenditures primarily related to installation of additional manufacturing capacity at the Company's expitaxial services facility in Meza, Arizona. In 1999, the expenditures primarily related to installation of additional manufacturing capacity in Danbury, Connecticut.

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

     Net cash provided by financing activities was approximately $72.9 million during the six months ended June 30, 2000 including the net proceeds of $63.5 million from the public stock offering described above. Net cash used by financing activities was approximately $6.8 million during the six months ended June 30, 1999. As of June 30, 2000, the Company had financed portions of its capital equipment purchases, particularly the silicon epitaxial capacity expansion, through capital leases with approximately $9.3 million of capital lease obligations outstanding. During the first six months ended June 30, 2000, the Company entered into approximately $6.8 million of new capital lease obligations to fund the epitaxial capacity expansion. During the first six months of 2000 and 1999, the Company received proceeds from the exercise of stock options and warrants of $5.0 million and $1.0 million, respectively. During the first six months of 2000 and 1999, the Company made payments on capital leases of approximately $1.3 million and $1.2 million, respectively. In the first six months of 2000 and 1999, the Company made payments on notes of approximately $1.1 million and $6.5 million, respectively.

     ATMI believes its existing cash and marketable securities balances, existing sources of liquidity and anticipated funds from operations will satisfy its projected working capital and other cash requirements through at least the end of 2001. However, ATMI believes the level of financing resources available to it is an important competitive factor in its industry and may seek additional capital prior to the end of that period. Additionally, ATMI considers, on a continuing basis, potential acquisitions of technologies and businesses complementary to the Company's current business. There are no present agreements with respect to any such acquisitions. However, any such transactions may affect the Company's future capital needs.


Years ended December 31, 1999, 1998 and 1997

     To date, ATMI has financed its activities through cash from operations, the sale of equity, external research and development funding and various lease and debt instruments. The Company's working capital increased to $121.3 million at December 31, 1999 from $104.2 million at December 31, 1998 and $49.0 million at December 31, 1997.

     Net cash provided by operations was approximately $13.2 million during 1999, resulting primarily from improvements in working capital, as compared to cash provided from operations of $13.0 million during 1998. The cash flow from operations for 1999 related primarily to net income adjusted for non-cash charges partially offset by the increase in working capital items, primarily accounts receivable. In addition, the $9.9 million of merger costs and related expenses in 1999 reduced the cash generated from operations by approximately $4.3 million, as $4.4 million were non-cash charges and approximately $1.2 million remained unpaid at December 31, 1999. The improvement in working capital for 1999 was primarily caused by a decrease in other assets and increases in accounts payable, accrued expenses and other liabilities. The $1.7 million of merger costs and related expenses in the third quarter of 1998, reduced the cash generated from operations by approximately $1.1 million, as approximately $0.6 million remained unpaid at December 31, 1998. Net cash provided by operations in 1997 was approximately $3.9 million. Additionally, the $9.0 million of merger costs and related expenses in the fourth quarter of 1997 reduced the cash generated from operations by approximately $7.0 million, as approximately $2.0 million remained unpaid at December 31, 1997.

     ATMI's investing activities included capital expenditures of $10.7 million, $15.7 million, and $9.8 million in the years 1999, 1998 and 1997, respectively. The 1999 expenditures were made primarily to support the growth experienced at several of the Company's manufacturing facilities. The 1998 expenditures primarily related to installation of additional manufacturing capacity in Danbury, Connecticut, San Jose, California and the Company's two Texas facilities. The 1997 expenditures included both the installation of SDS manufacturing capacity in the Danbury, Connecticut facility and an increase in epitaxial capacity in the Company's Arizona facilities.

     Among other investing activities, in 1998 ATMI invested approximately $47.9 million raised primarily from a public offering of its common stock into marketable securities for future working capital requirements and potential merger and acquisition activities. In July 1997, prior to ATMI's MST acquisition, MST used $5.6 million to purchase four businesses. In addition, ATMI sold $0.8 million in marketable securities in 1997.

     ATMI's financing activities included a March 1998 registered underwritten public offering of 5,428,000 shares of its common stock. Of such shares, ATMI sold 2,257,000 shares and certain of its stockholders sold 3,171,000 shares. ATMI received net proceeds from the offering of approximately $62.4 million.

     At December 31, 1999, ATMI financed a significant portion of its capital equipment purchases, particularly the silicon epitaxial capacity, through capital leases with about $3.8 million of capital lease obligations outstanding. During 1999 and 1998, the Company made payments on capital leases of approximately $2.5 million and $2.8 million, respectively. Financial institutions also provided collateral-based loans for other equipment purchases. In 1999, the Company made $9.6 million of note payments and during 1998, the Company made payments on notes of approximately $6.7 million, with the most significant payment being the retirement of a mortgage on the Mesa, Arizona facility. The Company's high purity packaging business has an industrial revenue bond arrangement outstanding in the amount of $2.3 million, which was used for equipment and improvements at its manufacturing facility and corporate office. At December 31, 1999, $13.9 million of loans, bonds and financing remained outstanding. Management believes that the Company's debt service obligations can be adequately satisfied by cash flows from operations.

     ATMI believes that the Company's existing cash and marketable securities balances, existing sources of liquidity and anticipated funds from operations will satisfy the Company's projected working capital and other cash requirements through at least the end of 2001. However, management also believes the level of financing resources available to the Company is an important competitive factor in our industry and management may seek additional capital prior to the end of that period. Additionally, management considers, on a continuing basis, potential acquisitions of technologies and businesses complementary to the Company's current business. There are no present agreements with respect to any such acquisitions. However, any such transactions may affect the Company's future capital needs.

Operations Outside the United States

     For the years ended December 31, 1999, 1998 and 1997, sales outside the United States, including Asia and Europe, accounted for 38.9%, 32.9%, and 29.8%, respectively, of the Company's revenues. Management anticipates that the Company's sales outside the United States will continue to account for a significant percentage of total revenues. The July 2000 acquisition of ESCA and the November 1999 acquisitions of MST and NewForm have increased the Company's European operations. In addition, the Company has a wholly-owned subsidiary in Taiwan where the Company sells and services several product lines. The Company also has a wholly-owned subsidiary in South Korea that manufactures and markets environmental abatement equipment in South Korea and a joint venture agreement with K.C. Tech pursuant to which the Company has a 70.0% interest in ADCS-Korea, a South Korean chusik hoesa, which manufactures, sells and distributes thin film materials to the semiconductor and related industries in South Korea.

Year 2000 Compliance

     Management formed an internal compliance team to evaluate ATMI's internal information technology infrastructure and application systems and other non-IT infrastructure systems to determine whether such systems would operate correctly with regard to the import, export and processing of date information, including correct handling of leap years, in connection with the change in the calendar year from 1999 to 2000, and to evaluate the Year 2000 issue with respect to the systems of third party partners and suppliers with which ATMI has a material relationship.

     ATMI completed an inventory analysis and risk assessment. As previously planned and budgeted, ATMI upgraded its core IT Systems to incorporate additional desired features and functionality including Year 2000 compliant operators. ATMI completed the necessary upgrades to make the recently acquired businesses Year 2000 compliant by December 31, 1999. In connection with such upgrades, ATMI expects that the Company's core IT Systems are Year 2000 compliant, and no significant issues have arisen to date from the calendar change to January 2000. ATMI does not expect that any additional costs of addressing the Year 2000 issue will have a material adverse impact on its financial position and results of operations or cash flows.

     ATMI also completed a non-IT system inventory analysis and risk assessment. As a result of the analysis, no remediation actions were required in order to be Year 2000 compliant. Management believes the number of non-IT systems is relatively small and, therefore, does not expect that any additional costs of addressing the Year 2000 issue for these systems will have a material adverse impact on the Company's operations, financial position, results of operations or cash flows.

     ATMI completed a third party inventory and risk assessment and verified material Year 2000 compliance of these systems by December 31, 1999. Management believes the number of material third party systems is relatively small. However, until Year 2000 compliance of all third party systems is ascertained, the risk to the Company's operations and any additional costs relating to these systems is unknown. Management believes that any problems that might arise would involve third party systems rather than the Company's internal systems. Management believes that the majority of the risks associated with Year 2000 non-compliance have been averted as the calendar turned. Any further risk might involve the partial shutdown of a supplier or strategic partner and its inability to provide supplies and services to us on a timely basis. ATMI developed a contingency plan addressing potential issues, ensuring that adequate levels of critical supplies used in the Company's manufacturing processes were on hand at the end of 1999.

     ATMI tested its products for Year 2000 compliance and determined that all of the Company's products currently available for sale have either successfully passed Year 2000 compliance testing or are not subject to Year 2000 compliance because such products do not import, export or process date information in any manner.

     ATMI incurred approximately $600,000 relating to inventory analysis and risk assessment of potential Year 2000 difficulties. The funds to cover the costs incurred were derived from general operations. The costs primarily related to desktop compliance and standardization to Year 2000 compliance.
These Year 2000 expenditures were within the Company's planned organizational budgets and included the costs of reviewing key operating systems. No IT Systems projects were deferred because of problems associated with the Year 2000 Issue.

Forward-Looking Statements

     The statements contained in this report which are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, without limitation, statements by us regarding financial projections, expectations for demand and sales of new and existing products, market and technology opportunities, business strategies, business opportunities, objectives of management for future operations and semiconductor industry and market segment growth. In addition, when used in this report, the words "anticipate," "plan," "believe," "estimate," "expect" and similar expressions as they relate to us or our management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors including, but not limited to, changes in the pattern of semiconductor industry growth, the markets for or customer interest in our products, product and market competition, delays or problems in the development and commercialization of products and technological changes affecting our competencies. The cautionary statements made in this report should be read as being applicable to all related forward-looking statements wherever they appear in this report.

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